Exhibit 99.1

Radius Health Reports Second Quarter 2015 Financial and Operating Results

•                  Management to host conference call today at 7:30 am EDT

Waltham, Massachusetts — August 6, 2015 (GLOBE NEWSWIRE): Radius Health, Inc. (“Radius” or the “Company”) (Nasdaq:RDUS), a science-driven biopharmaceutical company focused on developing new therapeutics for patients with osteoporosis as well as other serious endocrine-mediated diseases, including hormone responsive metastatic breast cancer, reported its financial results for the second quarter ended June 30, 2015, and provided recent corporate highlights.  As of June 30, 2015, Radius had $224.0 million in cash, cash equivalents and marketable securities, and on July 28, 2015, raised approximately $323.8 million of net proceeds in a follow-on public offering of its common stock.

“Radius has achieved a number of significant milestones in the second quarter of 2015, including announcing positive top-line data from the first six months of the ACTIVExtend trial, and adding to the talent of our management team and Board of Directors,” said Robert Ward, President and Chief Executive Officer of Radius Health.  “This progress as well as the success of our recent follow-on public offering positions us well to execute on our top priorities; submit an MAA and NDA by the end of this year for the investigational drug abaloparatide-SC, continue our partnering discussions as part of our preparation for the potential commercial launch of abaloparatide-SC, and to advance the development of RAD 1901 in multiple indications.”

Recent Corporate Highlights

Follow On Public Offering

On July 28, 2015, Radius completed a public offering whereby it sold 4,054,054 shares of common stock at a public offering price of $74.00 per share, for aggregate proceeds, net of underwriting discounts, commissions, and estimated offering costs, of approximately $281.5 million.  The underwriters purchased an additional 608,108 shares by exercising their option to purchase additional shares granted to them in connection with the offering.  As a result of the public offering and exercise of the underwriters’ option to purchase additional shares, Radius received aggregate proceeds, net of underwriting discounts, commissions, and estimated offering costs of approximately $323.8 million.  Radius plans to use these additional funds to expand the development of RAD1901 for potential use in metastatic breast cancer in combination with other approved therapies, to fund the continued development of the optimized abaloparatide transdermal patch and related manufacturing capabilities, and to continue to build the commercial infrastructure, inventory and manufacturing capabilities necessary for commercialization of abaloparatide-SC following regulatory approval.

Abaloparatide-SC

On July 14, 2015, we announced that four abaloparatide abstracts will be presented at the American Society for Bone and Mineral Research (ASBMR) 2015 Annual Meeting, October 9-12, 2015. Dr. Felicia Cosman will make an Oral Plenary presentation titled “Eighteen Months of Treatment with Abaloparatide Followed by Six Months of Treatment with Alendronate in Postmenopausal Women with Osteoporosis - Results of the ACTIVExtend Trial”. Dr. Cosman is a Professor of Clinical Medicine at Columbia University in New York and also serves as a Clinical Director at the National Osteoporosis Foundation.  Dr. Lorraine Fitzpatrick will make an oral presentation titled “Effects of Abaloparatide on Major Osteoporotic Fracture Incidence in Postmenopausal Women with Osteoporosis - Results of the Phase 3 ACTIVE Trial”. Dr. Fitzpatrick recently joined Radius where she holds the position of Chief Medical Officer. Additional posters on the results from the abaloparatide-SC responder analysis and transdermal development programs will be presented.

In June 2015, we announced new data from our ACTIVE trial, as well as the top-line data from the first six months of ACTIVExtend, the 24-month extension trial of the Phase 3 ACTIVE trial in which patients from the abaloparatide-SC and placebo groups of the ACTIVE trial received an approved alendronate therapy for osteoporosis management.  The results from the ACTIVExtend study showed that the group previously treated with abaloparatide had no new vertebral fractures during the first six months of receiving alendronate.  From the start of the ACTIVE study, this group showed a statistically significant 87% reduction in new vertebral fractures (p<0.0001), a 52% reduction in non-vertebral fractures (p=0.0168), a 48% reduction in clinical fractures (p=0.0139), and a 58% reduction in major osteoporotic fractures (p=0.0122) over the 25-month period, as compared to placebo.  This group also achieved a 12.8% increase in BMD at the lumbar spine, a 5.5% increase in BMD at total hip, and a 4.5% increase in BMD at the femoral neck.  In addition, 20.4% of patients achieved a 6% increase or greater in BMD at all three sites (i.e., lumbar spine, total hip and femoral neck).

A recent exploratory analysis of the ACTIVE trial showed that, for major osteoporotic fractures, there was a statistically significant 67% reduction in major osteoporotic fractures (p=0.0014) for the abaloparatide treatment group versus placebo, and a statistically significant 53% reduction in major osteoporotic fractures (p=0.0437) for the abaloparatide treatment group as compared to teriparatide over the 18-month period.

The results from the ACTIVE trial and the first six months of the ACTIVExtend trial will form the basis of Radius’ planned submission of a marketing authorization application (“MAA”) to the European Medicines Agency (“EMA”) and of a new drug application (“NDA”) to the U.S. Food and Drug Administration (“FDA”), by the end of 2015.

During the second quarter, Radius continued the non-human primate pharmacokinetic studies of the investigational drug abaloparatide-TD, a short wear time transdermal patch form of abaloparatide.  In December 2014, Radius reported that a prototype achieved a desirable pharmacokinetic profile, with comparable AUC, Cmax, Tmax and T1/2 relative to abaloparatide-SC.

RAD1901

Radius is continuing to enroll and dose patients in the United States in its Phase 1 clinical trial of the investigational drug RAD1901 for potential use in the treatment of metastatic breast cancer.  The Phase 1 study is a multicenter, open-label, two-part, dose-escalation study of RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer that is designed to determine the recommended dose for a Phase 2 clinical trial and includes a preliminary evaluation of the potential anti-tumor effect of RAD1901.  Radius expects to report further progress on this study in the second half of 2015.  Radius plans to commence Phase 1 clinical development in metastatic breast cancer patients in the European Union in 2015.

On July 15, 2015, Radius announced that early but promising preclinical data show that its investigational drug RAD1901, in combination with Pfizer’s palbociclib, a CDK4/6 inhibitor, or Novartis’ everolimus, an mTOR inhibitor, was effective in shrinking tumors. In patient-derived xenograft (PDx) breast cancer models with either wild type or mutant ESR1, treatment with RAD1901 resulted in marked tumor growth inhibition, and the combination of RAD1901 with either agent, palbociclib or everolimus, showed anti-tumor activity that was significantly greater than either agent alone.

Radius Expects the Following Upcoming Milestones

•                  Abaloparatide-SC

•      Three abstract presentations at American Society of Bone Mineral Research (ASBMR) October 9-12, 2015, in Seattle, Washington.

•                  Submit an MAA and NDA for abaloparatide-SC by the end of 2015.

•                  Abaloparatide-TD

•      Poster presentation at ASBMR titled “Optimization of the Pharmacokinetic Profile in Cynomologus Monkeys”.

•                  Commence the clinical evaluation of the optimized abaloparatide-TD patch in the second half of 2015.

•                  RAD1901

•                  Commence Phase 1 clinical development in the European Union for RAD1901 in metastatic breast cancer patients in 2015.

•                  Commence a Phase 2b clinical trial for low-dose RAD1901 as a selective estrogen receptor modulator (SERM) for the potential treatment of vasomotor symptoms in the second half of 2015.

Radius Expects To Make Presentations At The Following Upcoming Conferences:

•                        Canaccord Genuity Growth Conference, August 12-13, 2015, InterContinental in Boston, MA.

•                        Multiple oral and poster presentations at the American Society for Bone and Mineral Research 2015 Annual Meeting, October 9-12, 2015, Seattle, WA, including an oral presentation at the Plenary Session of the 25-month ACTIVE and ACTIVExtend trial data.

•        San Antonio Breast Cancer Symposium, December 8-12, 2015, San Antonio, Texas.

Recent Corporate Highlights

•                  On August 4, 2015, Radius paid all amounts owed under its Loan and Security Agreement with Solar Capital Ltd. and Oxford Finance LLC.  After consideration of relevant fees required under the Loan and Security Agreement, the total payment amounted to approximately $26.5 million.

•                  On July 28, 2015, Radius completed a public offering of 4,662,162 shares of common stock at a public offering price of $74.00 per share, raising aggregate proceeds, net of underwriting discounts, commissions and estimated offering costs, of approximately $323.8 million.

•                  On July 27, 2015, Radius announced that it hired Dr. Lorraine A. Fitzpatrick as Chief Medical Officer of Radius.  Dr. Fitzpatrick was previously Medicine Development Leader at GlaxoSmithKline of an international clinical development team for denosumab responsible for clinical development, regulatory, manufacturing, commercial operations epidemiology, and global health outcomes.  Previously, Dr. Fitzpatrick led the clinical development of novel agents to treat musculoskeletal diseases and women’s health at GlaxoSmithKline.  Before joining GlaxoSmithKline, Dr. Fitzpatrick was Executive Director at Amgen, where she worked in the fields of osteoporosis and oncology.

•                  On July 20, 2015, Radius announced that Debasish Roychowdhury, M.D., who previously served as Seragon’s Acting Chief Medical Officer, was elected to the Company’s Board of Directors.  Dr. Roychowdhury is a leader in the pharmaceutical industry with a strong background in oncology research and development, and regulatory and commercial operations, having previously served in key senior leadership roles at Sanofi, GlaxoSmithKline and Eli Lilly.  Dr. Roychowdhury played a key role in the development and advancement of Seragon’s selective estrogen receptor degraders (SERDs) platform for breast cancer and other hormone-driven cancers.

•                  On July 20, 2015, Radius announced that it has formed an Oncology Clinical Advisory Board (OCAB). The board is currently comprised of renowned leaders in the field of oncology: Professor Mitch Dowsett, FMedSci, Ph.D., Head of the Academic Department of Biochemistry and Head of the Centre for Molecular Pathology at the Royal Marsden Hospital in London, UK; Dr. George W. Sledge Jr., Professor and Chief of Medical Oncology at Stanford University Medical Center; and Martine Piccart, M.D., Ph.D., Professor of Oncology at the Université Libre de Bruxelles, Director of Medicine and Head of Chemotherapy at the Institut Jules Bordet in Brussels, Belgium, and President of the European Organisation for Research and Treatment of Cancer (EORTC).

•                  On July 15, 2015, Radius announced that early but promising preclinical data showed that its investigational drug RAD1901, in combination with Pfizer’s palbociclib, a CDK4/6 inhibitor, or Novartis’ everolimus, an mTOR inhibitor, was effective in shrinking tumors.  In patient-derived xenograft (PDx) breast cancer models with either wild type or mutant ESR1, treatment with RAD1901 resulted in marked tumor growth inhibition, and the combination of RAD1901 with either agent, palbociclib or everolimus, showed anti-tumor activity that was significantly greater than either agent alone.

•                  On June 17, 2015, Radius announced top line data from the first six months of ACTIVExtend and the 25-month combined data from ACTIVE and ACTIVExtend clinical trials, as well as new data from an exploratory analysis of major osteoporotic fractures in the ACTIVE trial.

•                  On June 1, 2015, Radius announced that it engaged Myrtle Potter & Company, LLC to support the development of the future global commercial strategy for its lead investigational drug abaloparatide-SC for the potential treatment of post-menopausal osteoporosis.

Second Quarter 2015 Financial Results

For the three months ended June 30, 2015, Radius reported a net loss of $23.0 million, or $0.61 per share, as compared to a net loss of $12.6 million, or $2.22 per share for the three months ended June 30, 2014.  The net loss per share calculation for the three months ended June 30, 2015 includes the impact of the conversion of Radius’ convertible preferred stock into common stock upon the completion of its initial public offering in June 2014.  The increase in net loss for the three months ended June 30, 2015 as compared to the three months ended June 30, 2014 was primarily due to an increase in research and development and general and administrative expenses, which were partially offset by a decrease in other (expense) income, net.

Research and development expenses for the three months ended June 30, 2015 were $16.3 million, compared to $10.6 million for the same period in 2014.  The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in compensation costs, including non-cash stock-based compensation costs, due to an increase in our research and development headcount and an increase in stock-based compensation expense for non-employees due to the significant increase in the Radius stock price.  This increase was also driven by an increase in consulting costs incurred to support Radius’ NDA submission for abaloparatide-SC and an increase in contract service costs associated with the development of RAD1901.  These increases were partially offset by a decrease in the costs associated with the abaloparatide-SC Phase 3 ACTIVE clinical trial.

General and administrative expenses for the three months ended June 30, 2015 were $6.0 million, compared to $3.1 million for the same period in 2014.  The increase for the 2015 period as compared to the 2014 period was primarily attributable to an increase in professional support costs and legal fees, including the costs associated with growing Radius’ headcount and preparing for the potential commercialization of abaloparatide-SC, subject to a favorable regulatory review.  This increase can also be attributed to higher compensation costs, including non-cash stock-based compensation expense, due to an overall increase in employee headcount.

For the three months ended June 30, 2015, other expense, net of income was $(78) thousand, as compared to other income, net of expense $1.7 million for the same period in 2014.  Other (expense) income, net, for the 2014 period reflected changes in the fair value of Radius’ stock liability and other liability.

As of June 30, 2015, Radius had $224.0 million in cash, cash equivalents and marketable securities.  Based upon Radius’ cash, cash equivalents and marketable securities balance following the public offering of shares of its common stock in July 2015, Radius believes that, prior to the consideration of revenue from the potential future sales of any of its investigational products, it has sufficient capital to fund its development plans, U.S. commercial scale-up and other operational activities into 2018.

Conference Call and Webcast

In connection with the earnings release, Radius will host a conference call and live audio webcast at 7:30 a.m. EDT on Thursday, August 6, 2015 to discuss the financial results, and give an update on the Company’s progress.

Conference Call Information:
Date: Thursday, August 6, 2015
Time: 7:30 a.m. EDT
Domestic Dial-in Number: 1-855-750-6787
International Dial-in Number: 1-778-331-2160
Live webcast: http://public.viavid.com/index.php?id=115673

For those unable to participate in the conference call or live webcast, a replay will be available until September 6, 2015.  To access the replay, dial 1-877-870-5176.  The replay passcode is 115673.

A live audio webcast of the call will also be available on the Investors section of the Company’s website, www.radiuspharm.com.  A webcast replay will be available for two weeks on the Radius website, www.radiuspharm.com.

About the Investigational Drug Abaloparatide

Abaloparatide is a novel synthetic peptide that interacts with the human parathyroid receptor 1 that we are developing as a bone anabolic treatment for potential use in the reduction of fracture risk in postmenopausal women with severe osteoporosis. Abaloparatide-SC is an investigational drug currently completing Phase 3 development for potential use as a daily self-administered injection for the treatment of patients with postmenopausal osteoporosis at high risk of fracture.  Radius also is developing the investigational drug abaloparatide-TD for potential use as a short wear-time transdermal patch designed to administer abaloparatide without the need for subcutaneous injection based on 3M’s patented Microstructured Transdermal System technology.

About the Investigational Drug RAD1901

Radius is developing the investigational drug RAD1901 as a potential treatment for estrogen-receptor-positive (ER+) breast cancer.  The drug also has potential as a treatment for other ER+ cancers, such as ovarian or endometrial cancer.  The National Cancer Institute estimates that approximately 70% of breast cancers are ER+ and may grow in response to exposure to estrogen.  Endocrine therapy is intended to block the estrogen signal or reduce the production of estrogen.  More information about breast cancer and endocrine therapy may be found on the

National Cancer Institute website http://www.cancer.gov/cancertopics/factsheet/Therapy/hormone-therapy-breast.

RAD1901 is an investigational, non-steroidal small molecule that is designed to selectively bind and degrade the estrogen receptor.  RAD1901 has demonstrated potent anti-tumor activity in xenograft models of ER+ breast cancer in preclinical testing and complete suppression of the FES-PET signal after six days of dosing in a maximum tolerated dose clinical study.  In preclinical models thus far, RAD1901 has shown good tissue selectivity, does not appear to stimulate the uterine endometrium, and appears to protect against bone loss in an ovariectomy-induced osteopenia rat model.  Radius recently reported preclinical data for RAD1901 in combination with either mTOR or CDK inhibitors, which demonstrated potent tumor shrinkage in a patient-derived tumor explant animal model.

Radius has begun a Phase 1 multicenter, open-label, two-part, dose-escalation study of the investigational drug RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer.  The study is designed to determine the recommended Phase 2 dose of RAD1901, and includes a preliminary evaluation of the potential anti-tumor effects.  The incidence of dose limiting toxicities will be assessed during the first 28 days.  Tumor response will be evaluated in patients with measurable or evaluable disease, using RECISTv1.1 guidelines every 8 weeks until the date of first documented progression or date of death from any cause, whichever comes first, assessed up to 12 months of treatment. Plasma concentrations of RAD1901 will be assessed every 28 days for up to 12 months of treatment.  The details of the Phase 1 study of RAD1901 are posted on www.clinicaltrials.gov.

Radius is also developing RAD1901 at lower doses as a selective estrogen receptor modulator (SERM), for the potential treatment of vasomotor symptoms.  Historically, hormone replacement therapy (“HRT”) with estrogen or progesterone was considered the most efficacious approach to relieving menopausal symptoms such as hot flashes.  However, because of the concerns about the potential long-term risks and contraindications associated with HRT, Radius believes a significant need exists for new therapeutic treatment options to treat vasomotor symptoms.  In a Phase 2 proof of concept study, RAD1901 at lower doses demonstrated a reduction in the frequency and severity of moderate and severe hot flashes.  Radius intends to commence a Phase 2b trial in vasomotor symptoms in the second half of 2015.

About Radius Health

Radius is a science-driven biopharmaceutical company focused on developing new therapeutics for patients with advanced osteoporosis as well as other serious endocrine-mediated diseases including hormone responsive metastatic breast cancer.  Radius’ lead development candidate is the investigational drug abaloparatide for subcutaneous injection, which is completing Phase 3 development for the reduction of fracture risk in postmenopausal women with severe osteoporosis.  The Radius clinical portfolio also includes an investigational abaloparatide transdermal patch for potential use in osteoporosis and the investigational drug RAD1901 for potential use in hormone driven, or hormone resistant, metastatic breast cancer including breast cancer brain metastases. www.radiuspharm.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the progress of abaloparatide-SC in the regulatory process with the FDA and the EMA, the continuation of discussions with partners in preparation for the potential commercial launch of abaloparatide-SC, the timing of the commercial launch of abaloparatide-SC, the timing of announcements of data from clinical trials for RAD1901, the progress of clinical trials for abaloparatide-TD and RAD1901, the use and sufficiency of proceeds received from the July 2015 public offering, each of the statements under the heading “Radius Expects The Following Upcoming Milestones,” upcoming events and presentations, the sufficiency of cash, cash equivalents and marketable securities, the design of the Phase 1 clinical study of RAD1901, and the potential uses for RAD1901 and abaloparatide.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have no product revenues; our need for additional funding, which may not be available; we are not currently profitable and may never become profitable; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval or be successfully commercialized; risks related to clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates; product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and we may be subject to penalties; failure to achieve market acceptance of our product candidates; risks related to the use of our limited resources on particular product candidates and not others; delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals; the dependence of our drug development program upon third-parties who are outside of our control; the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study; our reliance on third parties to formulate and manufacture our product candidates; failure to establish additional collaborations; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; developments by competitors may render our products or technologies obsolete or non-competitive; risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement; the effects of product liability lawsuits on commercialization of our products; failure to comply with obligations of our intellectual property licenses; failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD1901 and/or RAD140; our or our licensors’ inability to obtain and maintain patent protection for technology and products; risks related to our compliance with patent application and maintenance requirements; failure to protect the confidentiality of our trade secrets; risks related to our infringement of third parties’ rights; risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities; risks associated with healthcare reform; our failure to comply with healthcare laws and regulations; our exposure to claims associated with the use of hazardous materials and chemicals; as we become involved in drug commercialization, risk related to our inability to successfully manage our growth and expanded operations; risks relating to business combinations and acquisitions; our reliance on key executive officers and advisors; our inability to hire additional qualified personnel; volatility in the price of our common stock; capital appreciation is the only source of gain for our common stock; risks related to increased costs and compliance initiatives associated with operating as a public company; our directors, executive officers and principal stockholders have substantial influence over us and could delay or prevent a change in control; future sales and issuances of our common stock could depress the price of our common stock; risks related to securities or industry analysts ceasing to publish research about us or publishing inaccurate or unfavorable information about us, which could cause the price of our common stock to decline; provisions in our charter documents and Delaware law that could discourage takeover attempts; and our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.  These and other important factors discussed under the caption “Risk Factors” in our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.  Any such forward-looking statements represent management’s estimates as of the date of this press release.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.  These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Radius Health, Inc.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$44,370	$28,518
Marketable securities	179,643	76,758
Prepaid expenses and other current assets	3,063	2,057
Total current assets	227,076	107,333
Property and equipment, net	951	842
Other assets	251	242
Total assets	$228,278	$108,417

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,291	$2,292
Accrued expenses and other current liabilities	12,361	18,267
Current portion of note payable, net of discount	4,906	—
Total current liabilities	20,558	20,559

Note payable, net of current portion and discount	19,624	24,394
Total liabilities	$40,182	$44,953
Commitments and contingencies
Stockholders' equity:
Common stock, $.0001 par value; 200,000,000 shares authorized; 37,936,611 shares and 32,924,535 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	$4	$3
Additional paid-in-capital	572,342	407,720
Accumulated other comprehensive income (loss)	10	(21)
Accumulated deficit	(384,260)	(344,238)
Total stockholders' equity	188,096	63,464
Total liabilities and stockholders' equity	$228,278	$108,417

Radius Health, Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
OPERATING EXPENSES:
Research and development	$16,278	$10,618	$27,837	$20,335
General and administrative	6,000	3,070	10,756	5,209
Loss from operations	(22,278)	(13,688)	(38,593)	(25,544)
OTHER (EXPENSE) INCOME:
Other (expense) income, net	(78)	1,727	(128)	(506)
Loss on retirement of note payable	—	(203)	—	(203)
Interest income	185	5	290	7
Interest expense	(794)	(450)	(1,591)	(851)
NET LOSS	$(22,965)	$(12,609)	$(40,022)	$(27,097)
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized (loss) gain from marketable securities	(31)	1	31	1
COMPREHENSIVE LOSS	$(22,996)	$(12,608)	$(39,991)	$(27,096)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(22,965)	$(16,640)	$(40,022)	$(36,097)
LOSS PER SHARE:
Basic	$(0.61)	$(2.22)	$(1.08)	$(9.11)
Diluted	$(0.61)	$(2.22)	$(1.08)	$(9.11)

WEIGHTED AVERAGE SHARES:
Basic	37,895,651	7,500,148	37,089,642	3,962,559
Diluted	37,895,651	7,500,148	37,089,642	3,962,559

CONTACT: Investor Relations

Barbara Ryan

203-274-2825

Bryan@radiuspharm.com